Exhibit 99.1

Paratek Pharmaceuticals Completes Acquisition of Optinose, Creating an Expanded Portfolio of Specialty Therapies

BOSTON, May 21, 2025 – Paratek Pharmaceuticals, Inc., a privately held pharmaceutical company focused on the development and commercialization of specialty therapies for specialists and community care providers, that address important medical and public health threats, today announced that the Company has completed its acquisition of Optinose, Inc. (NASDAQ:OPTN). This acquisition broadens Paratek’s commercial portfolio which now includes both its flagship antibiotic, NUZYRA® (omadacycline), and Optinose’s product XHANCE® (fluticasone propionate).

“Adding XHANCE to our portfolio is a pivotal first step in achieving our long-term vision to become a multi-product specialty therapeutics company, focused on addressing significant unmet medical needs,” said Evan Loh, MD, Chief Executive Officer of Paratek. “Our medical and commercial teams are deeply experienced with capabilities focused on bringing innovative treatments to specialists and primary care providers that address the needs of their patients. This transaction establishes a strong platform for us to continue to leverage these capabilities as we move forward to explore opportunities to expand our portfolio through future product acquisitions.”

Under the terms of the merger agreement, Paratek acquired all outstanding shares of Optinose for approximately $330 million, including the assumption of debt and assuming full payment of the contingent value rights (CVRs), and Optinose shareholders were paid $9 per share in cash and received CVRs for up to $5 per share in cash payable in the event that certain net revenue milestones are achieved by XHANCE. Paratek will pay $1 per share if XHANCE achieves $150M in net sales in any calendar year prior to December 31, 2028, and $4 per share if XHANCE achieves $225M in net sales in any calendar year prior to December 31, 2029.

Optinose shareholders approved the merger proposal at Optinose’s special meeting of shareholders held on May 16, 2025, and following completion of the merger Optinose's common stock will be delisted from the Nasdaq Global Select Market.

The transaction was financed with capital from Paratek, B-FLEXION Life Sciences, and Novo Holdings, and debt financing from funds managed by Oaktree Capital Management, L.P. ("Oaktree").

Lazard acted as the exclusive financial advisor to Paratek Pharmaceuticals, and Skadden, Arps, Slate, Meagher & Flom LLP served as its legal advisor. Evercore acted as the exclusive financial advisor to Optinose, and Hogan Lovells US LLP served as its legal advisor.

About Paratek Pharmaceuticals, Inc.

Paratek Pharmaceuticals, Inc. is a privately held pharmaceutical company providing innovative specialty therapies for specialists and community care providers, addressing important medical and public health threats. Paratek's lead product, NUZYRA (omadacycline), is a once-daily oral and intravenous antibiotic indicated for adults with community-acquired bacterial pneumonia (CABP) and acute bacterial skin and skin structure infections (ABSSSI). Paratek continues to diversify its portfolio to address unmet patient needs. Paratek was acquired in 2023 by B-FLEXION and Novo Holdings.

For more information, visit https://www.paratekpharma.com/ or follow us on LinkedIn and X.

About B-FLEXION Life Sciences

B-FLEXION Life Sciences is part of the B-FLEXION group, a private, entrepreneurial investment firm with offices in Europe and the United States. B-FLEXION seeds, acquires and builds investment partnerships across a number of focused fields and makes principal investments into operating businesses in transformative industries. Through B-FLEXION Life Sciences there is also targeted investment across biopharma, diagnostics and a broad spectrum of innovative healthcare services. It is an active owner, applying the experience and skills of its investment and operationally experienced team to work closely with management to build its portfolio companies.

www.bflexion.com

About Novo Holdings A/S

Novo Holdings is a holding and investment company that is responsible for managing the assets and the wealth of the Novo Nordisk Foundation. The purpose of Novo Holdings is to improve people’s health and the sustainability of society and the planet by generating attractive long-term returns on the assets of the Novo Nordisk Foundation.

Wholly owned by the Novo Nordisk Foundation, Novo Holdings is the controlling shareholder of Novo Nordisk and Novonesis and manages an investment portfolio with a long-term return perspective. In addition to managing a broad portfolio of equities, bonds, real estate, infrastructure and private equity assets, Novo Holdings is a world-leading life sciences investor. Through its Seed, Venture, Growth, Planetary Health Investments and Principal Investments teams, Novo Holdings invests in life science companies at all stages of development.

As of year-end 2024, Novo Holdings had total assets of EUR 142 billion.

www.novoholdings.dk

About Oaktree

Oaktree is a leader among global investment managers specializing in alternative investments, with $203 billion in assets under management as of March 31, 2025. The firm emphasizes an opportunistic, value-oriented, and risk-controlled approach to investments in credit, equity, and real estate. The firm has more than 1,200 employees and offices in 25 cities worldwide. For additional information, please visit Oaktree’s website at http://www.oaktreecapital.com/.

About NUZYRA

NUZYRA (omadacycline) is an antibiotic with both once-daily oral and intravenous (IV) formulations indicated for the treatment of community-acquired bacterial pneumonia (CABP) and acute bacterial skin and skin structure infections (ABSSSI) caused by susceptible microorganisms. A next-generation tetracycline, NUZYRA is specifically designed to overcome tetracycline resistance and exhibits activity across a spectrum of bacteria, including Gram-positive, Gram-negative, atypical, and other drug-resistant strains.

IMPORTANT SAFETY INFORMATION
CONTRAINDICATIONS

NUZYRA is contraindicated in patients with known hypersensitivity to omadacycline or tetracycline-class antibacterial drugs or to any of the excipients.

WARNINGS AND PRECAUTIONS

Mortality imbalance was observed in the CABP clinical trial with eight deaths (2%) occurring in patients treated with NUZYRA compared to four deaths (1%) in patients treated with moxifloxacin. The cause of the mortality imbalance has not been established. All deaths, in both treatment arms, occurred in patients > 65 years of age; most patients had multiple comorbidities. The causes of death varied and included worsening and/or complications of infection and underlying conditions. Closely monitor clinical response to therapy in CABP patients, particularly in those at higher risk for mortality.

The use of NUZYRA during tooth development (last half of pregnancy, infancy and childhood to the age of 8 years) may cause permanent discoloration of the teeth (yellow-gray-brown) and enamel hypoplasia.

The use of NUZYRA during the second and third trimester of pregnancy, infancy and childhood up to the age of 8 years may cause reversible inhibition of bone growth.

Hypersensitivity reactions have been reported with NUZYRA. Life-threatening hypersensitivity (anaphylactic) reactions have been reported with other tetracycline-class antibacterial drugs. NUZYRA is structurally similar to other tetracycline-class antibacterial drugs and is contraindicated in patients with known hypersensitivity to tetracycline-class antibacterial drugs. Discontinue NUZYRA if an allergic reaction occurs.

Clostridium difficile associated diarrhea (CDAD) has been reported with use of nearly all antibacterial agents and may range in severity from mild diarrhea to fatal colitis. Evaluate if diarrhea occurs.

NUZYRA is structurally similar to tetracycline-class antibacterial drugs and may have similar adverse reactions. Adverse reactions, including photosensitivity, fixed drug eruption, pseudotumor cerebri, and anti-anabolic action (which has led to increased BUN, azotemia, acidosis, hyperphosphatemia, pancreatitis, and abnormal liver function tests), have been reported for other tetracycline-class antibacterial drugs, and may occur with NUZYRA. Discontinue NUZYRA if any of these adverse reactions are suspected.

Prescribing NUZYRA in the absence of a proven or strongly suspected bacterial infection is unlikely to provide benefit to the patient and increases the risk of the development of drug-resistant bacteria.

ADVERSE REACTIONS

The most common adverse reactions (incidence 2%) are nausea, vomiting, infusion site reactions, alanine aminotransferase increased, aspartate aminotransferase increased, gamma-glutamyl transferase increased, hypertension, headache, diarrhea, insomnia, and constipation.

DRUG INTERACTIONS

Patients who are on anticoagulant therapy may require downward adjustment of their anticoagulant dosage while taking NUZYRA. Absorption of tetracyclines, including NUZYRA is impaired by antacids containing aluminum, calcium, or magnesium, bismuth subsalicylate and iron containing preparations.

USE IN SPECIFIC POPULATIONS

Lactation: Breastfeeding is not recommended during treatment with NUZYRA.

See full prescribing information here.

About XHANCE

XHANCE is a drug-device combination product that uses the Exhalation Delivery System™ (also known as the EDS®) designed to deliver a topical steroid to the high and deep regions of the nasal cavity where sinuses ventilate and drain. XHANCE is approved by the U.S. Food and Drug Administration for both the treatment of chronic rhinosinusitis without nasal polyps (also called chronic sinusitis) and chronic rhinosinusitis with nasal polyps (also called nasal polyps) in patients 18 years of age or older.

IMPORTANT SAFETY INFORMATION
CONTRAINDICATIONS: Hypersensitivity to any ingredient in XHANCE.
WARNINGS AND PRECAUTIONS:

●	Local nasal adverse reactions, including epistaxis, erosion, ulceration, septal perforation, Candida albicans infection, and impaired wound healing, can occur. Monitor patients periodically for signs of possible changes on the nasal mucosa. Avoid use in patients with recent nasal ulcerations, nasal surgery, or nasal trauma until healing has occurred.

●	Glaucoma and cataracts may occur with long-term use. Consider referral to an ophthalmologist in patients who develop ocular symptoms or use XHANCE long-term.

●	Hypersensitivity reactions (e.g., anaphylaxis, angioedema, urticaria, contact dermatitis, rash, hypotension, and bronchospasm) have been reported after administration of fluticasone propionate. Discontinue XHANCE if such reactions occur.

●	Immunosuppression and infections can occur, including potential increased susceptibility to or worsening of infections (e.g., existing tuberculosis; fungal, bacterial, viral, or parasitic infection; ocular herpes simplex). Use with caution in patients with these infections. More serious or even fatal course of chickenpox or measles can occur in susceptible patients.

●	Hypercorticism and adrenal suppression may occur with very high dosages or at the regular dosage in susceptible individuals. If such changes occur, discontinue XHANCE slowly.

●	Assess for decrease in bone mineral density initially and periodically thereafter.

ADVERSE REACTIONS:

●	Chronic rhinosinusitis without nasal polyps: The most common adverse reactions (incidence 3%) are epistaxis, headache, and nasopharyngitis.

●	Chronic rhinosinusitis with nasal polyps: The most common adverse reactions (incidence 3%) are epistaxis, nasal septal ulceration, nasopharyngitis, nasal mucosal erythema, nasal mucosal ulcerations, nasal congestion, acute sinusitis, nasal septal erythema, headache, and pharyngitis.

DRUG INTERACTIONS: Strong cytochrome P450 3A4 inhibitors (e.g., ritonavir, ketoconazole): Use not recommended. May increase risk of systemic corticosteroid effects.

USE IN SPECIFIC POPULATIONS: Hepatic impairment. Monitor patients for signs of increased drug exposure.

See full prescribing information here.

MEDIA CONTACT:

Adam Silverstein
adam@scientpr.com